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                                                                     EXHIBIT 4.1

                     AMENDED AND RESTATED 1995 NON-EMPLOYEE
                      DIRECTOR STOCK OPTION PLAN AMENDMENT

         The Amended and Restated 1995 Non-Employee Director Stock Option Plan (the "Plan") of Texas Biotechnology Corporation (the "Company") is hereby amended as follows effective March 6, 2000.

         1. The first paragraph of Section 3 is amended to read as follows in its entirety:

         The stock subject to the Options and other provisions of the Plan shall be shares of the Company's Common Stock, par value $.005 per share (the "Common Stock"). The total amount of the Common Stock with respect to which Options may be granted or issued pursuant to other provisions of the Plan shall not exceed 500,000 shares in the aggregate; provided, that the class and aggregate number of shares which may be subject to the Options granted hereunder shall be subject to adjustment in accordance with the provisions of Section 11 of this Plan. Such shares may be treasury shares or authorized but unissued shares.